UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 30, 2013

ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 Del Mar, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

As has previously been reported, on June 26, 2013, Adamis Pharmaceuticals Corporation (the “Company”) completed the closing of a private placement financing transaction (the “Transaction”) with a small number of accredited institutional investors (the “Subscribers”).  Pursuant to a Subscription Agreement (the “Purchase Agreement”) and other transaction documents, we issued Secured Convertible Promissory Notes (the “Notes”), and common stock purchase warrants (“Warrants”), to the Subscribers.  The maturity date of the Notes is December 26, 2013.  The Notes are convertible into shares of common stock at the discretion of the Subscriber at an initial conversion price per share of $0.50.  The exercise price of the Warrants is $0.715 per share, subject to adjustment as described below.

The Notes provide that in connection with the closing of a registered underwritten public offering or a registered direct public offering resulting in at least $10 million of gross proceeds to us (a “Qualified Offering”), not later than two trading days before the closing of a Qualified Offering the Subscriber must elect to the Company to either (i) accelerate the maturity date of the Note to not later than 20 trading days after such final closing and receive payment equal to 115% of the outstanding principal amount and interest, if any, of the Note, or (ii) exercise the Subscriber’s conversion rights, with such conversion to be effective at the closing of the Qualified Offering.  If the Subscriber elects to convert the Note at the closing of the Qualified Offering, the conversion price will, if lower than the then-effective conversion price, be equal to 85% of the lowest sales, conversion, exercise or purchase price of any common stock or common stock equivalent (as defined in the Note) issued in connection with a Qualified Offering.  Under the transaction documents, including Section 12(a) of the Subscription Agreement, the conversion prices of the Notes and the Warrants are subject to anti-dilution provisions providing in general that, with the exception of certain excluded categories of issuances and transactions, if we issue any shares of common stock or securities convertible into or exercisable for common stock, or if common stock equivalents are repriced, at an effective price per share less than the conversion price of the Notes or the exercise price of the Warrants (as applicable), without the consent of a majority in interest of the Subscribers, the conversion price of the Notes and Warrants will be adjusted downward to equal the per share price of the securities issued or deemed issued in such transaction.  In addition, pursuant to Section 12(b) of the Subscription Agreement, for a period of one year after the original closing date, the investors have a right of first refusal to purchase up to all of any new securities proposed to be offered and sold in the future by us, other than in connection with certain excluded or exempt issuances.

The Subscription Agreement provides that with the consent of holders of more than 50% of the Notes and Warrants (a “Majority in Interest”), a Majority in Interest may consent to take or forebear from any action permitted under or in connection with the Notes, Warrants or other transaction documents, modify any of the Notes, Warrants and transaction documents or waive any default or requirement applicable to the Company or the Subscribers under the Notes, Warrants and transaction documents provided the effect of such action is equally applied or applicable to all the Subscribers.

A Majority in Interest of the Notes and Warrants have agreed to certain waivers, consents and amendments to the transaction documents, in the event that the Company completes a Qualified Offering before December 26, 2013.  Pursuant to the terms of the transaction documents, these waivers, consents and amendments are effective for all Subscribers.  The consents and waivers include the following:

(i) The Subscribers waive all provisions of Section 12(b) of the Subscription Agreement with respect to a Qualified Offering if such a Qualified Financing is completed before December 26, 2013, including but not limited to any required notices with respect to the offering or rights to purchase shares in such a Qualified Offering.

(ii) The Subscribers waive (A) all provisions of Section 12(a) of the Subscription Agreement and corresponding provisions in the Transaction Documents with respect to a Qualified Offering, including but not limited to any adjustment to the Conversion Price of the Notes which could otherwise result from such Qualified Offering, if such Qualified Offering is completed on or before December 26, 2013, and (B) the right of any Subscriber to convert the Notes, whether pursuant to Section 2.1 of the Notes or otherwise, in connection with or after a Qualified Offering that is completed on or before December 26, 2013, if the price to the public of Common Stock sold in such Qualified Offering is at or below $0.59 per share.  Any applicable provisions of the Subscription Agreement, Notes or other Transaction Documents are amended accordingly.  For purposes of clarification, the foregoing shall not be deemed to constitute a waiver of any adjustment to the Exercise Price of the Warrants resulting from the closing of a Qualified Offering on or before December 26, 2013, and if a Qualified Offering is completed on or before December 26, 2013 and the Common Stock is listed on the NASDAQ Capital Market or other national exchange or trading market at or immediately after the closing of such offering, as contemplated by Section 3(b) of the Warrant the Exercise Price of the Warrants (but not the number of shares issuable upon exercise of the Warrants) is subject to adjustment as provided in the Warrants.

(iii) The Subscribers amend Section 3.3 of the Note to require that any election by a Subscriber to accelerate or to convert the Note in connection with a Qualified Offering before December 26, 2013, shall require the prior written notice of such Subscriber pursuant to such Section 3.3 to be delivered to the Company at least three (3) Trading Days prior to the anticipated closing of the Qualified Offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Consent and Waiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: October 31, 2013	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer